Exhibit 10.21

Howard Hughes Management Co, LLC New York Office 199 Water Street 28th Floor New York, NY 10038	T 214-741-7744 david.weinreb@howardhughes.com	David R. Weinreb Chief Executive Officer

February 21, 2019

Dear Saul,

Thank you so much for your contributions thus far to Howard Hughes Management Co., LLC (“HHMC”). We are pleased to be continuing our partnership pursuant to the terms of this letter. Effective in the payroll immediately following the execution of this agreement, the terms of your original job offer will be adjusted per the details below. Your job title will remain President - New York Tri-State Region, and you will continue to report directly to me.

All prior agreements between you and HHMC shall remain in effect, and shall be enforceable in accordance with their terms, except, and to the extent that, the terms of any such agreements are modified per terms of this letter.
The details of the compensation package are as follows:

Compensation:
Your annual compensation will be $600,000, which calculates to $23,076.92, less applicable taxes and withholdings, to be paid on a biweekly basis. If either you or HHMC elects to terminate your employment with HHMC, you shall only be eligible to receive that portion of your compensation which you have actually earned as of the date when your employment is terminated and you shall have no right or claim to receive any future or expectant interest in any additional compensation to which you otherwise may have been entitled as of the date of such termination.

HHMC requests that you treat as confidential and not discuss compensation information, including but not limited to base salary, any applicable bonuses and/or incentives, with any HHMC employee or any individual associated with HHMC in any way, other than your direct manager or the Corporate Human Resources Department.

Incentives:
For the performance year 2018, you will receive a bonus in the amount of $780,000. For each year thereafter, you will be eligible for an annual discretionary bonus at a target amount of $600,000, to be determined by overall company and individual performance goals being achieved, as set forth and agreed upon between you and your direct supervisor.

Annual Long-Term Incentives:
You will continue to be eligible to participate in the annual award program under The Howard Hughes Corporation 2010 Amended and Restated Incentive Plan. You will be eligible for an annual award of Restricted Stock at a target of 100% of Base Salary subject to the attainment of certain metrics that will be established at the end of each year for the following year, with a grant date and stock price to be determined by the HHC Compensation Committee. The annual incentive awards vest according to 50% for performance with a 5-year cliff vest and the remaining 50% for time, vesting at 20% per year over a 5-year period. The prevailing terms of this grant of HHC restricted stock will be set forth in The Howard Hughes Corporation Restricted Stock Agreement.

Past Performance One-time Long-Term Incentive:
You will be eligible for a one-time, long-term incentive of restricted stock in the value of $1,150,000, which will be converted to shares based on the closing stock price in conjunction with the approval of the Compensation Committee. This one time award of restricted stock will vest at 20% per year over a 5-year period. This award of restricted stock will be subject to accelerated vesting if there is a sale or change in control of certain assets of the Company and/or upon your termination from the Company without cause, as more fully described in the applicable restricted stock agreement. The prevailing terms of this award of restricted stock will be set forth in the applicable restricted stock agreement.

Future Performance One-time Long-Term Incentive:
You will be eligible for a one-time, long-term incentive of restricted stock in the value of $1,000,000 that will be granted to you only upon the achievement of one or more performance goals that have been approved by the Compensation Committee. If granted, the $1,000,000 value of the restricted stock will be converted to shares based on the closing stock price on the day that the Compensation Committee approves the award. This one time award of restricted stock, if granted, will vest at 20% per year over a 5-year period. This award of restricted stock will be subject to accelerated vesting if there is a sale or change in control of certain assets of the Company and/or upon your termination from the Company without cause, as more fully described in the applicable restricted stock agreement. The prevailing terms of this award of restricted stock will be set forth in the applicable restricted stock agreement.

As you know, HHMC is an at-will employer. There is no employment contract between you and HHMC. There are no guarantees of future employment, promotion, salary increases, bonuses or location. It should also be understood that HHMC retains the right to revise, amend, delete or in any manner change any and all benefits and benefit related policies.

We are pleased to see you continue your career with HHMC and we look forward to achieving future success together. Please contact me if there is anything further I can do to assist you or if you have any questions.

Sincerely,

/s/ David R. Weinreb

David R. Weinreb
Chief Executive Officer
david.weinreb@howardhughes.com

AGREED AND ACCEPTED ON THIS 21ST DAY OF FEBRUARY, 2019
       BY:  /s/ Saul Scherl
                                                 (Saul Scherl Signature)